Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

RiceBran Technologies
Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-196541, 333-196950 and 333-199646) and on Form S-8 (Nos. 333-110585, 333-135814 and 333-199648) of RiceBran Technologies (the Company) of our report dated March 31, 2014, relating to the consolidated financial statements which appears in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Phoenix, Arizona

March 31, 2015